Exhibit 99.1

Tuesday October 3, 5:00 am ET

Watchit to Provide Video Content Featuring Las Vegas Lifestyles to Oceanic Time
Warner’s Channel 777 Interactive Television Service

LAS VEGAS, Oct. 3 /PRNewswire-FirstCall/ — Watchit Media, Inc. (OTC: WMDA - News) today announced the signing of an exclusive Agreement to produce television news and entertainment features for Channel 777, Oceanic Time Warner’s interactive television, a division of Time Warner Cable (NYSE: TWX - News), reaching over 220,000 households throughout the Hawaiian Islands.

According to the Honolulu Star Bulletin, “Over 350,000 guests travel to Las Vegas annually, averaging 3 to 4 visits per year.” Boyd Gaming, instrumental in the development of the Hawaiian market for Las Vegas, has two Las Vegas Hotel/Casinos that cater specifically to the needs of Hawaiians and run daily charters nonstop from the Islands. Hawaiians love Las Vegas.

Oceanic Time Warner Cable is Hawaii’s number one choice for communication, entertainment and information. Watchit Media has agreed to provide exclusive Las Vegas lifestyle video content to 777 subscribers, which will include a gaming instruction program; interviews featuring entertainers and personalities appearing in Las Vegas; and other exciting programs from the gaming and entertainment capital of the world. “We have been aggressively assembling the finest Las Vegas content library available anywhere, featuring lots of gaming, fabulous entertainment, fine dining with some of the world’s leading chefs, celebrity spotting, outrageous parties and hot nightclub action,” stated James Lavelle Watchit’s Chairman and CEO. “We are thrilled to be working with Oceanic Time Warner on this exciting project, which gives us the opportunity to cooperatively sell advertising on their state-of-the-art interactive cable network and further demonstrates our ability to serve multiple entertainment platforms including private television networks, cable television and, very soon, mobile phones with our valuable video content. What goes on in Las Vegas ... will soon be available for viewing throughout the Hawaiian Islands.”

About Watchit Media

Watchit Media, Inc. is a leader in producing out-of-home place based television programming and advertising on private television networks (narrowcasting) that match the unique interests, lifestyles and buying behavior of captive audiences and one-to-one consumer devices users. Using digital photography, computer editing and our proprietary Internet Protocol television network platform, Watchit produces and presents its video content to gaming and lodging venues across the United States. Our wholly owned subsidiary Watchit Entertainment, Inc. produces, licenses and distributes proprietary television programming and video content across private and cable television networks in a variety of markets.

About Time Warner Cable

Time Warner Cable owns and manages cable systems serving 14.4 million subscribers in 33 states. Passing approximately 28 million homes, Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company’s customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California. Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced products and services such as video on demand, high definition television, digital video recorders, high-speed data and Digital Phone. Time Warner Cable is a subsidiary of Time Warner Inc. (NYSE: TWX - News).

Contact Information
James Lavelle
Chief Executive Officer
Watchit Media, Inc.
3485 W. Harmon Avenue
Las Vegas, Nevada  89103
(702) 740-1751
jlavelle@watchitmedia.com